VICORP RESTAURANTS, INC. EMPLOYEE'S 401(k) PLAN

Financial Statements

As of December 31, 2000 and 1999

Together With Report Of Independent Public Accountants

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VICORP RESTAURANTS, INC.

EMPLOYEES' 401(k) PLAN

INDEX

DECEMBER 31, 2000 AND 1999

Pages
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Plan Benefits as of December 31, 2000 and 1999	2
Statement of Changes in Net Assets Available for Plan Benefits for the Year Ended December 31, 2000	3
Notes to Financial Statements	4-8
SUPPLEMENTAL SCHEDULE:
Schedule I--Schedule of Assets Held for Investment Purposes as of December 31, 2000	9

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REPORT TO INDEPENDENT PUBLIC ACCOUNTANTS

To the Plan Administrator and Plan Participants of

VICORP Restaurants, Inc. Employees' 401(k) Plan:

We have audited the accompanying statements of net assets available for plan benefits of the VICORP RESTAURANTS, INC. EMPLOYEES' 401(k) PLAN (the "Plan") as of December 31, 2000 and 1999, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for plan benefits for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes (Schedule I) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Denver, Colorado

April 18, 2001.

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VICORP RESTAURANTS, INC. EMPLOYEES' 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

AS OF DECEMBER 31, 2000 AND 1999

ASSETS	2000	1999

Cash and cash equivalents	$ -	$ 19,522

Investments, at fair value (Notes 2 and 3 and Schedule I)
Common stock of VICORP Restaurants, Inc.	-	604,365
Mutual fund securities	23,220,909	23,440,605
Common/collective trusts	6,582,384	6,246,086
Participant loans (Note 1)	1,046,853	1,213,179
Contributions receivable
Company	667,284	611,514
Participants	40,337	38,733
Interest and other receivables	-	88

Total assets	31,557,767	32,174,092

LIABILITIES

Refunds payable to participants	(169,289)	(62,909)
Accrued expenses	(36,591)	(35,007)

Total liabilities	(205,880)	(97,916)

NET ASSETS AVAILABLE FOR PLAN BENEFITS	$31,351,887	$32,076,176

The accompanying notes to financial statements are an integral part of these statements.

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VICORP RESTAURANTS, INC. EMPLOYEES' 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2000

ADDITIONS TO NET ASSETS ATTRIBUTED TO:

NET INVESTMENT INCOME/(LOSS)
Interest and dividend income	$ 1,979,750
Net realized and unrealized losses (Note 3)	(2,677,146)

Net investment loss	(697,396)

CONTRIBUTIONS RECEIVED OR ACCRUED
Company	667,284
Participants	2,326,315
Rollovers	79,197

Total additions	2,375,400

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

WITHDRAWALS AND FORFEITURES (Note 1)
Participant withdrawals	(2,878,609)
Excess participant contributions refundable	(169,289)
Forfeitures redistributed	42,413

Total withdrawals and forfeitures	(3,005,485)

ADMINISTRATIVE EXPENSES	(94,204)

Total deductions	(3,099,689)

NET DECREASE	(724,289)

NET ASSETS AVAILABLE FOR PLAN BENEFITS:

BEGINNING OF YEAR	32,076,176

END OF YEAR	$31,351,887

The accompanying notes to financial statements are an integral part of this statement.

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(1)DESCRIPTION OF PLAN

Effective July 1, 1999, the Plan's name changed from the VICORP Restaurants, Inc. Employees' Profit Sharing Plan to the VICORP Restaurants, Inc. Employees' 401(k) Plan (the "Plan"). The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

The Plan was established October 1968 for the exclusive benefit of VICORP Restaurants, Inc. (the "Company" or "VICORP") employees and their beneficiaries. The Plan is a defined contribution plan covering all employees of the Company who are at least 21 years of age and have completed one year of service as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). It is administered by the Plan Manager and Plan Administrator, all appointed by the Company's Board of Directors. The Plan's assets are managed through a trust agreement with Fidelity Management Trust Company, (the "Trustee"). The Trustee also provides certain third-party record-keeping functions for the Plan. Benefits under the Plan are not guaranteed by the Pension Benefit Guaranty Corporation.

Contributions

Eligible employees may elect to contribute, as a salary reduction, between 2% and 18% of their annual compensation, as defined in the Plan, with a maximum annual contribution of $10,500 in 2000, subject to certain limitations required by the Internal Revenue Code ("IRC"). Contributions made that are subsequently determined to exceed these limitations, together with income applicable to such amounts, are refunded to the affected participants at least annually. Unlimited changes may be made by participants in the percentage of compensation contributed. Additionally, participants may discontinue or resume contributions voluntarily suspended at any point in time.

The Company's contribution is determined by the Board of Directors and the Plan agreement. A Company contribution will be made equal to a minimum of 100% of the first 2% of compensation, as defined in the Plan, which each participant contributed to the Plan by salary reduction contributions. The employer may make an additional contribution to the Plan in any amount in any year. Participants must be employed on the last day of the plan year in order to share in any Company contribution. Total Company contributions of all participants under this Plan for the plan year shall not exceed the annual additions limitation of the IRC.

Forfeitures from terminated Plan participants who are not fully vested in their employer contributions are reallocated to the accounts of active participants at the end of the plan year in addition to the Company's contribution. As of December 31, 2000 and 1999, there were $30,803 and $26,192, respectively, in forfeitures to be reallocated.

Participant Accounts

Participants are allowed to designate the investment of their accounts into various investment options selected by the Plan Manager. Various Fidelity Investments are offered as options. Investment selections may be changed daily.

The Plan Manager may add or delete investment options at any time, as long as a diversified group of investment categories is available into which participants may invest. Effective September 1, 2000, VICORP Restaurants, Inc., common stock was deleted as an investment option. The participants were notified on July 1, 1999, of this change.

Vesting

Participants are always 100% vested in their employee accounts. Years of service determine vesting amounts in the employer fund account balance. The Plan's vesting schedule is as follows:

Years of Service	Percentage of Company Contributions Account Which is Vested
Fewer than 2	0
2 or more but fewer than 3	20
3 or more but fewer than 4	40
4 or more but fewer than 5	60
5 or more but fewer than 6	80
6 or more	100

Participant Loans

Participants may borrow from their vested account balances to the extent permitted by the Plan Manager as provided under current regulatory guidelines. Loans are considered an investment choice for the participants borrowing funds from the Plan. Repayment is required through payroll deductions over a maximum period of 5 years unless the loan is used to purchase, construct or rehabilitate the participant's principal residence, in which case repayment must be made within 10 years. Loans must be repaid in full at the time of termination from the Plan. The interest rate on loans is 1% above the prime rate at the date the loan is made. At December 31, 2000, interest rates on outstanding loans ranged from 7.0% to 10.5% with maturity dates ranging from January 5, 2001 to March 17, 2010.

Withdrawals and Distributions

Upon retirement, disability or termination of employment, participants' contributions and their vested employer fund account balances are available for distribution in a lump sum in the calendar quarter following the quarter in which their termination occurred or in monthly installments, as elected by the participant. Participants whose account balance is greater than $5,000 may elect to keep their funds in the Plan. All investments of a terminating participant who requests distribution will be converted to cash for purposes of distribution. Participants may elect to take the distribution in cash (subject to taxes and possible early withdrawal penalty) or roll the amounts into an IRA or other qualified plan.

In-service withdrawals are limited to hardship withdrawals and participant loans. Hardship withdrawals are taken from the participant's employee contribution account. Hardship withdrawals are permitted only if the participant has an immediate and heavy financial need, as defined, and has no other resources available to meet that need. If a participant qualifies for and receives a hardship withdrawal, contributions must be suspended for 12 months from the date of the hardship distribution, and the maximum contribution the participant may make the year following the year of distribution must be reduced by the amount contributed in the year of the withdrawal.

Plan Expenses

The Plan pays for most administrative expenses. During 2000, Plan administrative expenses were approximately $94,000. Certain administrative and accounting services of the Plan are provided by the Company at no cost to the Plan.

(2)SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are presented on the accrual basis of accounting. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and changes in plan equity for each reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Assets of the Plan are valued at fair values as of the end of the Plan year. Fair value is determined as follows:

a.Investments in publicly traded stocks, bonds and mutual funds are valued based upon available market quotations as of the last business day of the Plan year.

b.Investments in short-term cash equivalents are valued at cost, which approximates market value.

c.The Plan invests in a common/collective trust fund, Fidelity Managed Income Portfolio, which invests mainly in guaranteed investment contracts and synthetic guaranteed investment contracts. These contracts are carried in the common/collective trust fund's audited financial statements at fair value as determined by the fund's trustee on a daily basis. The investment in the common/collective trust fund in the accompanying financial statements is valued at the Plan's proportionate interest in the fund as of the financial statement date. Interest rates earned on the investment change daily. The average yield for the year ended December 31, 2000 was approximately 5.92%. The crediting interest rate as of December 31, 2000 and 1999 was approximately 5.84% and 5.62%, respectively. Unrealized appreciation or depreciation is the difference between the fair value at the end of the current year and the cost of the investment, if acquired during the current Plan year, or the fair value at the beginning of the Plan year. Realized gain or loss on investments is the difference between the sales proceeds and the value of the Plan assets sold at the beginning of the year, or original cost if acquired and sold during the same Plan year.

Payment of Benefits

Benefits are recorded when paid. There were no pending distributions as of December 31, 2000 and 1999.

(3)INVESTMENTS

The following presents investments which exceed 5% of net assets available for benefits as of December 31, 2000 and December 31, 1999:

	2000		1999
	Number of Shares or Principal Value *	Market Value	Number of Shares or Principal Value *	Market Value
Fidelity Equity-Income	96,132	$ 5,136,310	95,084	$ 5,085,108
Fidelity Magellan	98,345	11,732,518	95,694	13,074,614
Fidelity Puritan	210,146	3,957,042	209,416	3,985,180
Fidelity Managed Income Portfolio	6,582,384	6,582,384	6,246,086	6,246,086

*Rounded to the nearest whole share.

During the period ended December 31, 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $2,677,146 as follows:

VICORP Restaurants, Inc.	$ 22,903
Mutual Fund Securities	(2,700,049)
$(2,677,146)

(4)INCOME TAXES

A favorable determination letter dated December 6, 1996, has been received by the Plan from the Internal Revenue Service ("IRS") indicating the Plan qualifies under Section 401(a) of the IRC and is exempt from federal income tax under Section 501(a) of the Code. The Plan has been amended since receiving the latest tax determination letter; however, management is of the opinion that the Plan, as amended, is designed and being operated in compliance with the IRC and continues to be tax exempt.

Employee contributions, along with amounts contributed by the employer and earnings thereon, are not taxable to participants until distributed from the Plan.

(5)PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

(6)RELATED PARTY TRANSACTIONS

The Plan invests in common/collective trusts and mutual funds managed by a subsidiary of Fidelity Management Trust Company, the Trustee. Therefore, transactions with the Trustee are party-in-interest transactions. As of December 31, 1999, the Plan held a party-in-interest investment consisting of 37,480 shares of VICORP common stock. All VICORP common stock was disposed of by September 1, 2000 and is no longer allowed by the Plan.

(7)RISKS AND UNCERTAINTIES

The Plan provides for various investment options in mutual funds, common/collective trusts and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term.

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VICORP RESTAURANTS, INC. EMPLOYEES' 401(k) PLAN SCHEDULE I

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2000

Identity of Party Involved/ Description of Investment	Number of Shares or Principal Value **	Market Value of Issue
Mutual Fund Securities
*Fidelity Equity-Income	96,132	$ 5,136,310
*Fidelity Magellan	98,345	11,732,518
*Fidelity Puritan	210,146	3,957,042
*Fidelity Investment Grade Bond	11,267	80,673
*Fidelity Spartan U.S. Equity Index Fund	9,333	436,898
*Fidelity OTC Portfolio	33,020	1,355,484
*Fidelity Diversified International Fund	23,791	521,984

Total Mutual Fund Securities		23,220,909

Common/Collective Trusts
*Fidelity Managed Income Portfolio	6,582,384	6,582,384

Participant Loans	1,046,853	1,046,853
(Interest rates ranging from 7.0% to 10.5%)

TOTAL ASSETS HELD FOR INVESTMENT PURPOSES		$30,850,146

*This represents a party-in-interest. (Note 6)

**Rounded to the nearest whole share.